Pacific Life & Annuity Company
[700 Newport Center Drive
Newport Beach, CA 92660
(800) 748-6907
www.PacificLife.com]

GUARANTEED WITHDRAWAL BENEFIT RIDER

Pacific Life & Annuity Company, a stock life insurance company, (hereinafter referred to as “we”, “us”, “our”, and the “Company”) has issued this guaranteed minimum withdrawal benefit Rider as a part of the annuity Contract to which it is attached.

All provisions of the Contract that do not conflict with this Rider apply to this Rider. In the event of any conflict between the provisions of this Rider and the provisions of the Contract, the provisions of this Rider shall prevail over the provisions of the Contract.

Capitalized terms in this Rider have their meanings defined herein. Capitalized terms that are not defined in this Rider are defined or described in the Contract to which this Rider is attached, including any endorsements or other riders attached to the Contract.

This benefit provides a minimum withdrawal benefit that guarantees, upon election, a series of withdrawals from the Contract. The Protected Payment Base is established for the sole purpose of determining the withdrawal benefit and is not used in calculating the cash surrender benefit or other guaranteed benefits. This Rider will terminate upon Assignment or a change in Ownership of the Contract unless the new assignee or Owner meets the qualifications specified in the Rider Provisions.

TABLE OF CONTENTS

Page

Rider Specifications	2
Definition of Rider Terms	3
How This Rider Works	4
Rider Eligibility	4
Annual Charge	5
Initial Values	5
Subsequent Purchase Payments	5
Limitation on Subsequent Purchase Payments	6
Advisory Fee Withdrawals	6
Allowable Rider Changes	6
Withdrawal of Protected Payment Amount	6
Withdrawals Exceeding Protected Payment Amount	6

Page

Withdrawals Taken Prior to the Lifetime Withdrawal Age	6
Withdrawals to Satisfy Required Minimum Distribution (“RMD”)	7
Depletion of Contract Value	7
Annuitization	8
Spousal Continuation	8
Ownership and Beneficiary Changes	8
Termination of Rider	8

DEFINITION OF RIDER TERMS

Unless redefined below, the terms defined in the Contract will have the same meaning when used in this Rider. For purposes of this Rider, the following definitions apply:

Annual Required Minimum Distribution (RMD) Amount – The amount required to be distributed each Calendar Year for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Treasury Regulations.

Designated Life or Designated Lives – The person(s) upon whose life/lives the benefits of this Rider are based. The Designated Life/Lives is/are elected on the Contract Date or Contract Anniversary (if available). The Designated Life/Lives may be changed prior to the Lifetime Withdrawal Date (see Allowable Rider Changes provision). When removing or changing a Designated Life, one of the initial Designated Lives must remain on the Contract.

Lifetime Withdrawal Date – The date you start withdrawing the Protected Payment Amount after the Designated Life (or youngest Designated Life for Joint Life Option) reaches the Lifetime Withdrawal Age.

Protected Payment Amount – The maximum amount that can be withdrawn (excluding Advisory Fee Withdrawals) under this Rider during the Contract Year without reducing the Protected Payment Base.

If the Designated Life (or youngest Designated Life for Joint Life Option) is younger than the Lifetime Withdrawal Age, the Protected Payment Amount on any day after the Rider Effective Date is equal to zero ($0).

If the Designated Life’s (or youngest Designated Life for Joint Life Option) age is greater than or equal to the Lifetime Withdrawal Age, the Protected Payment Amount on any day after the Rider Effective Date is equal to the applicable Withdrawal Percentage multiplied by the Protected Payment Base as of that day, less cumulative Withdrawals (excluding Advisory Fee Withdrawals) during that Contract Year.

The Protected Payment Amount will never be less than zero. Any Protected Payment Amount that is not withdrawn during a Contract Year may not be withdrawn in a subsequent Contract Year. Upon telephone or written request, we will provide you with the current Protected Payment Amount.

Protected Payment Base – An amount used to determine the Protected Payment Amount. The Protected Payment Base will never be less than zero and will remain unchanged except as otherwise described in this Rider. THE PROTECTED PAYMENT BASE CANNOT BE WITHDRAWN AS A LUMP SUM AND IS NOT PAYABLE AS A DEATH BENEFIT.

Quarterly Rider Anniversary – Every three month anniversary of the Rider Effective Date.

Surviving Spouse – The Surviving Spouse of the deceased Owner, or the Surviving Spouse of the Annuitant in the case of a custodial owned IRA or TSA.

Withdrawal - For purposes of this Rider, the term “withdrawal” includes any applicable taxes. All amounts withdrawn under this Rider will reduce the Contract Value by the amount withdrawn and will be subject to the same conditions, limitations, restrictions and all other fees, charges and deductions, if applicable, as withdrawals otherwise made under the provisions of the Contract.

HOW THIS RIDER WORKS

You have purchased a Guaranteed Withdrawal Benefit Rider. Subject to the terms and conditions described herein, this Rider:

(a)	Allows for Withdrawals (excluding Advisory Fee Withdrawals) up to the Protected Payment Amount without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision;

(b)	Allows for Withdrawals for purposes of satisfying the minimum distribution requirements of Internal Revenue Code Section 401(a)(9) and related Code provisions, regardless of the amount, without any adjustment to the Protected Payment Base, subject to certain conditions as described herein;

We will send you an annual statement that includes the Protected Payment Amount and Protected Payment Base, as applicable.

Rider Eligibility – This Rider must be added on the Contract Date or Contract Anniversary (if available), provided that on the Rider Effective Date:

Single Life Option

(a)	The Contract is not issued as a post-death Non-Qualified, inherited IRA, inherited Roth IRA or inherited TSA; and

(b)	The age of the Designated Life is less than or equal to the Maximum Issue Age; and

(c)	Except for Non-Natural Owners, the Designated Life is an Owner and Annuitant

(d)	For jointly owned Contracts, either Owner may be elected as the Designated Life on the Contract Date or Contract Anniversary (if available).

(e)	For non-natural owned Contracts, the youngest Annuitant is the Designated Life.; and

(f)	If there are Investment Allocation Requirements, the entire Contract Value is invested according to those requirements shown in Appendix A of the Rider Specifications. You will be notified in writing if we change these Investment Allocation Requirements.

Joint Life Option

(a)	Designated Lives must be natural persons who are each other’s Spouses on the Rider Effective Date;

(b)	The Contract is issued as a:

1.	Non-Qualified Contact, except if a Post-Death 1035 Exchange or if the Owner is a trust or other entity, this Rider is not available; or

2.	Qualified Contract under Code Section 408(a), 408(k), 408A, 408(p) or 403(b), except for an Inherited IRA, Inherited Roth IRA, Inherited TSA, 401(a), 401(k), or Keogh plan.

(c)	The age of each Designated Life is less than or equal to the Maximum Issue Age; and

(d)	The Contract is structured such that upon death of one Designated Life, the surviving Designated Life may retain or assume Ownership of the Contract;

(e)	Any Owner/Annuitant is a Designated Life except for custodial owned IRA or TSA; and

(f)	If there are Investment Allocation Requirements, the entire Contract Value is invested according to the requirements shown in Appendix A of the Rider Specifications. You will be notified in writing if we change these Investment Allocation Requirements.

(g)	For the purposes of meeting the eligibility requirements for the Joint Life Option, Designated Lives must be any one of the following:

1.	A sole Owner with their Spouse designated as the sole primary beneficiary;

2.	Joint Owners, where the Owners are each other’s Spouses; or

3.	The Annuitant must be the beneficial Owner and the Annuitant’s spouse must be designated as the sole Primary Beneficiary if the Contract is a custodial owned Individual Retirement Account (“IRA”) or Tax-Sheltered Account (“TSA”)/403(b). The custodian under a custodial owned IRA or TSA/403(b) may be designated as the sole Primary Beneficiary, provided the Spouse of the beneficial Owner is the sole Primary Beneficiary of the custodial owned IRA or TSA/403(b).

(h)	Designated Lives must meet the following two conditions:

1.	Remain the Spouse of the other Designated Life; and

2.	Be the first in the line of succession as determined under the Contract for payment of any Death Benefit.

Annual Charge – An Annual Charge for expenses related to this Rider will be deducted on a quarterly basis. The Annual Charge will be the charge in effect on the Contract Date or Contract Anniversary (if applicable).

The Annual Charge is deducted, in arrears, on each Quarterly Rider Anniversary that this Rider remains in effect. The charge is equal to the quarterly charge percentage multiplied by the Protected Payment Base on the day the charge is deducted. The charge will be deducted from the Variable Investment Options on a proportionate basis relative to the Account Value in each such variable Investment Option. The Annual Charge Percentage is shown in the Rider Specifications.

If this Rider terminates on a Quarterly Rider Anniversary, the entire charge for the prior quarter will be deducted from the Contract Value on that Quarterly Rider Anniversary.

If the Rider terminates prior to a Quarterly Rider Anniversary for reasons other than death of a Designated Life (or sole surviving Designated Life for Joint Life Option) or when a Death Benefit becomes payable under the Contract, we will prorate the charge. The prorated amount will be based on the Protected Payment Base as of the day the Rider terminates. Such prorated amount will be deducted from the Contract Value on the earlier of the day the Contract terminates or the Quarterly Rider Anniversary immediately following the day the Rider terminates.

If the Rider terminates as a result of the death of the Designated Life (or sole surviving Designated Life for Joint Life Option), or when a Death Benefit becomes payable under the Contract, any Annual Charge deducted between the date of death and the Notice Date will be prorated as applicable to the date of death and added to the Contract Value on the Notice Date.

We will waive the charge on the earlier of the following:

(a)	The quarter in which the full annuitization of the Contract occurs; or

(b)	Beginning with the quarter after the Contract Value is zero.

Subject to the provisions in this section described above, the Annual Charge will terminate when the Rider terminates.

Initial Values – The Protected Payment Base is initially determined on the Rider Effective Date. On the Rider Effective Date, the Protected Payment Base is equal to the Initial Purchase Payment or, if effective on a Contract Anniversary, the Contract Value on that Contract Anniversary. The Initial Protected Payment Base Maximum without Pacific Life Approval is shown in the Rider Specifications.

Subsequent Purchase Payments – Subsequent Purchase Payments accepted after the Rider Effective Date will increase the Protected Payment Base by the amount of the Subsequent Purchase Payment.

Limitation on Subsequent Purchase Payments – For the purposes of this Rider, we may reject or restrict any Subsequent Purchase Payments. If invoked, this restriction would be applied uniformly to all Contract Owners on a nondiscriminatory basis. We will provide thirty (30) days advance notice to the Owner.

Advisory Fee Withdrawals – Only Advisory Fee Withdrawals that do not exceed the Advisory Fee Cap shown in the Contract Specifications are allowed under the Rider. Advisory Fee Withdrawals will not: be treated as the first withdrawal, be treated as an early withdrawal, impact the Protected Payment Amount, or reduce the Protected Payment Base under the Rider. Advisory Fee Withdrawals will reduce the Contract Value by the amount of the Withdrawal.

Allowable Rider Changes – You are allowed to make the below changes prior to the Lifetime Withdrawal Date.

(a)	Rider Option change between Single and Joint Life Options.

(b)	Designated Life/Lives change within the Rider Eligibility provision and Designated Life or Designated Lives requirements.

Withdrawal of Protected Payment Amount – While this Rider is in effect, you may Withdraw up to the Protected Payment Amount (excluding amount of Advisory Fee Withdrawals) without any adjustment to the Protected Payment Base, regardless of market performance, until the Rider terminates as specified in the Termination of Rider provision.

Withdrawals Exceeding Protected Payment Amount – Except as otherwise described under the Withdrawals to Satisfy Required Minimum Distribution provision, if a Withdrawal (excluding amount of Advisory Fee Withdrawals) exceeds the Protected Payment Amount immediately prior to that Withdrawal, we will reduce the Protected Payment Base. Withdrawals Exceeding Protected Payment Amount has the following impact(s):

(a)	The Withdrawal will lower the Contract Value as described in the Contract; and

(b)	The Withdrawal will reduce the Protected Payment Base proportionally as follows:

1.	Determine excess Withdrawal amount (“A”) where A equals total Withdrawal amount minus the remaining Protected Payment Amount immediately prior to the Withdrawal;

2.	Determine ratio for proportionate reduction (“B”) where B equals A divided by (Contract Value immediately prior to the Withdrawal minus the remaining Protected Payment Amount immediately prior to the Withdrawal);

3.	Determine the new Protected Payment Base which equals (Protected Payment Base immediately prior to the Withdrawal) multiplied by (1 minus B). The Protected Payment Base will never be less than zero.

(c)	The Protected Payment Amount will be reduced to zero for the remainder of the Contract Year.

WITHDRAWALS (EXCLUDING AMOUNT OF ADVISORY FEE WITHDRAWALS) EXCEEDING THE PROTECTED PAYMENT AMOUNT COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

The amount available for Withdrawal under the Contract must be sufficient to support any Withdrawal that would otherwise exceed the Protected Payment Amount.

Withdrawals Taken Prior to the Lifetime Withdrawal Age – If a Withdrawal (excluding Advisory Fee Withdrawals) is taken and the Designated Life (or youngest Designated Life for Joint Life Option) is younger than the Lifetime Withdrawal Age, we will reduce the Protected Payment Base. Withdrawals Taken Prior to the Lifetime Withdrawal Age has the following impact(s):

(a)	The Withdrawal will lower the Contract Value as described in the Contract; and

(b)	The Withdrawal will reduce the Protected Payment Base proportionally as follows:

1.	Determine excess Withdrawal amount (“A”) where A equals total Withdrawal amount;

2.	Determine ratio for proportionate reduction (“B”) where B equals A divided by the Contract Value immediately prior to the Withdrawal;

3.	Determine the new Protected Payment Base which equals the lesser of:

o	The Protected Payment Base immediately prior to the Withdrawal multiplied by (1 minus B); or

o	The Protected Payment Base immediately prior to the Withdrawal minus the total Withdrawal amount.

The Protected Payment Base will never be less than zero.

Withdrawals Taken Prior to the Lifetime Withdrawal Age that reduce the Contract Value to zero result in termination of this Rider.

WITHDRAWALS (EXCLUDING ADVISORY FEE WITHDRAWALS) TAKEN PRIOR TO THE LIFETIME WITHDRAWAL AGE COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL.

Withdrawals to Satisfy Required Minimum Distribution (“RMD”) – On or after the Lifetime Withdrawal Age if the Annual RMD Amount exceeds the Protected Payment Amount, no adjustment will be made to the Protected Payment Base provided that:

(a)	You have authorized us to calculate and make periodic distribution of the Annual RMD Amount for the Calendar Year required based on the payment frequency you have chosen;

(b)	The Annual RMD Amount is based on the previous year-end fair market value of this Contract only;

(c)	No Withdrawals (other than RMD Withdrawals or Advisory Fee Withdrawals) are made from the Contract during the Contract Year; and

(d)	For Joint Life Option, the youngest Designated Life’s age is greater than or equal to the Lifetime Withdrawal Age.

If there is any change to the Internal Revenue Code or Treasury Regulations relating to Required Minimum Distributions, including the issuance of relevant IRS guidance, the Company may, with approval by the New York State Department of Financial Services, modify or eliminate the Withdrawals to Satisfy Annual Required Minimum Distribution (RMD) Amount provision above. If the Company exercises this right, we will provide notice to the Owner.

Depletion of Contract Value – If the Designated Life’s (or youngest Designated Life for Joint Life Option) age is greater than or equal to the Lifetime Withdrawal Age, and a Withdrawal including an RMD Withdrawal (excluding Advisory Fee Withdrawals) does not exceed the remaining Protected Payment Amount immediately prior to the Withdrawal and reduces the Contract Value to zero, the following will apply:

(a)	The allowable Withdrawal amount from the Contract will be limited to the Protected Payment Amount which will be paid each year until the day of the death of the Designated Life (or all Designated Lives eligible for lifetime benefits for Joint Life Option) or when a Death Benefit becomes payable under the Contract. The payments will be made under a series of pre-authorized Withdrawals under a payment frequency, as elected by the Owner, but no less frequently than annually;

(b)	No additional Subsequent Purchase Payments will be accepted under the Contract;

(c)	The Death Benefit amount is $0.

If the Designated Life (or youngest Designated Life for Joint Life Option) is younger than the Lifetime Withdrawal Age, and a Withdrawal, excluding Advisory Fee Withdrawals, reduces the Contract Value to zero, this Rider will terminate.

Annuitization – If you annuitize the Contract at the Annuity Date specified in the Contract Specifications and this Rider is still in effect at the time of your election, and a Life Only (Joint Life Option may be able to choose Joint Life Only or Joint and Survivor Life) fixed annuity option is chosen, the annuity payments will be equal to the greater of:

(a)	The Life Only (Joint Life Option may be able to choose Joint Life Only or Joint and Survivor Life) fixed annual payment amount determined in accordance with the terms of the Contract; or

(b)	The Withdrawal Percentage multiplied by the Protected Payment Base in effect on the Annuity Date.

If you annuitize the Contract at any time prior to the maximum Annuity Date specified in the Contract, your annuity payments will be determined in accordance with the terms of the Contract. The Rider Withdrawal Percentage and the Protected Payment Base under this Rider will not be used in determining any annuity payments.

Spousal Continuation – If the Owner dies while this Rider is in effect and if the Surviving Spouse of the deceased Owner (who is also the sole designated recipient) elects to continue the Contract in accordance with its terms, then the following will take place:

(a)	On the date the Surviving Spouse elects to continue the Contract, the Contract Value will be equal to the Death Benefit proceeds.

Single Life Option

(a)	If a Withdrawal was taken and the age of the Designated Life was greater than or equal to the Lifetime Withdrawal Age, the Rider will terminate. If the Rider is not available on the Contract Anniversary, the Surviving Spouse may not re-purchase the Rider.

(b)	Otherwise, the Rider will be continued on the Contract.

(1)	The Rider will be changed to the Joint Life Option.

(2)	The Withdrawal Percentage will be based on the Surviving Spouse’s age once a withdrawal is taken.

Joint Life Option

(a)	If a Withdrawal was taken and the age of the youngest Designated Life was greater than or equal to the Lifetime Withdrawal Age, the Surviving Spouse needs to continue the Contract to continue the Rider (unless the Surviving Spouse was the sole Owner of the Contract).

(1)	The Joint Life Option of the Rider will continue on the Contract.

(2)	The current Protected Payment Base will continue on the Contract.

(b)	If a Withdrawal was not taken once the youngest Designated Life attained the Lifetime Withdrawal Age, the Surviving Spouse needs to continue the Contract to continue the Rider (unless the Surviving Spouse was the sole Owner of the Contract).

(1)	The Rider will be changed to the Single Life Option.

(2)	The Withdrawal Percentage will be based on the Surviving Spouse’s age once a Withdrawal is taken.

Ownership and Beneficiary Changes – Changes in Contract Owner(s), Annuitant and/or Beneficiary designations and changes in marital status may adversely affect the benefits of this Rider. See Rider Eligibility provision for registration requirements.

Termination of Rider – This Rider will automatically terminate upon the earliest of one of the following events:

Single Life Option

(a)	If there are Investment Allocation Requirements, the day any portion of the Contract Value is no longer invested according to the requirements shown in Appendix A of the Rider Specifications;

(b)	Processing of a Loan on any portion of the Contract Value.

(c)	The date of the death of the Designated Life if a Withdrawal was taken after they attained the Lifetime Withdrawal Age;

(d)	When a Death Benefit becomes payable under the Contract and the Contract is not continued according to the Spousal Continuation provision;

(e)	The day the Contract is terminated in accordance with the provisions of the Contract;

(f)	The day that the Contract Value is reduced to zero as a result of a Withdrawal (except an RMD Withdrawal and Advisory Fee Withdrawals) that exceeds the Protected Payment Amount;

(g)	The day that the Contract Value is reduced to zero as a result of a Withdrawal (excluding Advisory Fee Withdrawals) and the Designated Life is younger than the Lifetime Withdrawal Age;

(h)	The Annuity Date; or

(i)	The day we are notified of a change in Ownership of a non-qualified Contract, excluding:

(1)	Changes in Ownership to or from certain trusts; or

(2)	Adding or removing a Spouse to the Contract.

Joint Life Option

(a)	If there are Investment Allocation Requirements, the day any portion of the Contract Value is no longer invested according to the requirements shown in Appendix A of the Rider Specifications;

(b)	Processing of a Loan on any portion of the Contract Value.

(c)	The date of death of all Designated Lives eligible for lifetime benefits;

(d)	Upon the death of the first Designated Life, if a Death Benefit is payable and a Spouse who chooses to continue the Contract is not a Designated Life eligible for lifetime benefits;

(e)	Upon the death of the first Designated Life, if a Death Benefit is payable and the Contract is not continued according to the Spousal Continuation provision;

(f)	The date of death of the first Designated Life eligible for lifetime benefits, if both Designated Lives are Joint Owners and there has been a change in marital status;

(g)	The day the Contract is terminated in accordance with the provisions of the Contract;

(h)	The day we are notified of a change in Ownership that results in:

(1)	Neither Designated Life being an Owner; or

(2)	The Owner being a trust.

(i)	The Annuity Date;

(j)	The day that the Contract Value is reduced to zero as a result of a Withdrawal (except an RMD Withdrawal and Advisory Fee Withdrawals) that exceeds the Protected Payment Amount; or

(k)	The day that the Contract Value is reduced to zero as a result of a Withdrawal (excluding Advisory Fee Withdrawals) and the youngest Designated Life is younger than the Lifetime Withdrawal Age.

This Rider and the Contract will not terminate if the Contract Value is zero and we are making pre-authorized Withdrawals of the Protected Payment Amount. In this case, the Rider and Contract will terminate under subparagraph (c) in above sections or when a Death Benefit becomes payable under the Contract.

The Rider may not be voluntarily terminated by the Owner.

All other terms and conditions of the Contract remain unchanged by this Rider.

PACIFIC LIFE & ANNUITY COMPANY

[

President and Chief Executive Officer	Secretary ]